Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Business Update and Preliminary Financial Results for the Quarter Ended March 31, 2020

Irvine, CA – June 4, 2020 – Impac Mortgage Holdings, Inc. (NYSE American: IMH, the “Company”), announced today a Company-wide business update and preliminary financial results for the quarter ended March 31, 2020.

This business update is intended to provide clarity on the status of the Company’s de-risking and liquidity protection efforts as well as the Company’s efforts to responsibly restart lending activity. As previously announced, as a result of the COVID-19 pandemic and the uncertainty around the various initiatives promulgated by the U.S. Federal Government, the Federal Reserve and other state and local governmental and governmental sponsored entities (GSEs) relating to economic stimulus, mortgage principal and interest forbearance, liquidity and origination and servicing practices, the Company had instituted a temporary suspension of all lending activities believing it prudent to de-risk and to protect liquidity during this unprecedented time. The Company believes these actions were crucial to preserving long-term value for our stockholders, capital partners and stakeholders.

“2020 has been a more challenging year than any in our industry had anticipated. In March, we made the difficult but necessary decision to pause originations. We have since taken a number of steps to de-risk the balance sheet and improve our cash reserves and are now prepared to return to originating loans, as we have for the past 25 years, through numerous economic cycles,” said Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc.

As had been announced on May 15, 2020 on Form 8-K, as a result of COVID-19, the Company has delayed the filing of its Form 10-Q for the quarterly period ended March 31, 2020. The Company intends to file its Form 10-Q on or about June 26, 2020 and issue an earnings release on or about June 24, 2020. In advance of the finalized Form 10-Q, the Company has the following preliminary Company updates and financial results for the quarter ended March 31, 2020:

Company Update

•	The Company has satisfied all margin calls due under its To Be Announced (“TBA”) hedging agreements, and its warehouse lending and repurchase facilities. As noted in the Company’s March 30, 2020 Business Update press release, the Company closed out the entirety of its TBA hedge position on March 18, 2020 and suspended funding on March 30, 2020.

•	The Company has satisfied all of its obligations under its warehouse lending and repurchase facilities and has chosen to right-size its borrowing capacity, since March 30, 2020 reducing capacity from $1.7 billion to $600.0 million and reducing warehouse counterparties from six to three. The Company believes that its existing borrowing capacity is sufficient to fund its near-term origination activities.

•	The Company has materially reduced its exposure to warehouse borrowings and the Company’s corresponding loans held for sale (LHFS), including non-qualified mortgage loans (NonQM). As of December 31, 2019, the Company’s outstanding warehouse balance was $701.6 million, with corresponding LHFS of $782.1 million, of which $274.8 million were NonQM. As of May 31, 2020, the Company’s outstanding warehouse balance was approximately $10.0 million, with corresponding LHFS of approximately $30.8 million, of which approximately $11.0 million were NonQM. The reduction in these exposures was a significant focus of the Company since the onset of the effects of COVID-19.

•	The Company has also completed the sale of $4.2 billion in unpaid principal balance (UPB) of Freddie Mac mortgage servicing rights (MSR), the initial settlement proceeds of which will be used to pay down the Company’s related MSR borrowing facility in its entirety. Follow-on settlement proceeds from the sale are expected to be accretive to the Company’s unrestricted cash balance.

•	As announced in the Company’s April 15, 2020 press release, the Company entered into agreements with the holders of its Convertible Promissory Notes, originally due May 8, 2020 in the original aggregate principal amount of $25 million (the “Notes”), to extend the term by an additional six months to November 9, 2020.

•	The Company believes that the totality of the above efforts has mitigated its exposure to mortgage loan forbearance related liquidity constraints and to mark-to-market shocks related to interest and credit risk volatility experienced within these asset classes. The Company’s debt-to-equity leverage ratio in its wholly-owned licensed origination subsidiary (Impac Mortgage Corp.) has been reduced from 4.4:1 to 0.5:1 from December 31, 2019 to May 31, 2020.

•	Additionally, the Company’s unrestricted cash balance over the same period has increased from approximately $25.0 million to approximately $58.1 million. The Company also carries a balance of unencumbered whole loans with a UPB of approximately $18.9 million as of May 31, 2020.

•	The Company has created a wholly-owned subsidiary, Copperfield Capital Corporation (Copperfield) leveraging existing firm expertise to assist with managing LHFS and other activities. Copperfield will provide origination and servicing solutions focusing on loss mitigation strategies, including loan modifications and restructurings to assist borrowers as they navigate through these unprecedented times. Copperfield will perform these services for the Company and for unaffiliated third parties on a fee-based revenue model to meet rising market demands.

•	As stated on the Company’s March 13, 2020 earnings call, the Company’s projected maximum monthly capacity across all channels was approximately $1.4 billion for March 2020. In response to the dislocation caused by COVID-19, the Company curtailed actual lending activity in March 2020 to $350 million.

•	The Company believes that market conditions and external factors, while not fully normalized, have sufficiently stabilized to the extent that the Company has elected to re-engage in its lending activities. On a go-forward basis the Company will focus on segments of the market that have demonstrated adequate and stable capital markets distribution exits, initially expected to be GSE and FHA/VA lending. The Company is currently evaluating the Non-Agency jumbo and NonQM products and will continue to monitor these market segments as facts and circumstances evolve particularly relating to the reemergence of NonQM. The Company has re-established a margin of safety with respect to its liquidity profile. The Company intends to continue to maintain a strict risk management discipline as it navigates its way forward.

Q1'20 Key Financial Results and Metrics (Preliminary)

•	During the Company’s 2019 year-end earnings call on March 13, 2020, the Company disclosed its concerns on the impact of COVID-19 on the Company specifically and the industry as a whole.

o	The Company had preliminary unaudited GAAP earnings of $4.7 million for the period of January 1 – February 29, 2020 and preliminary losses of $(69.0) million for the month of March 2020.

o	The Company had preliminary unaudited Core earnings of $13.5 million for the period of January 1 – February 29, 2020 and preliminary Core losses of $(69.1) million for the month of March 2020.

•	For the quarter ended March 31, 2020, preliminary GAAP net loss was $(64.3) million, or $(3.03) per diluted common share

•	For the quarter ended March 31, 2020, preliminary Core net loss was $(55.6) million, or $(2.62) per diluted common share

By way of reminder, the renewal of the Company’s Tax Benefits Preservation Rights Agreement (the “Rights Agreement”) was announced last year on October 23, 2019 on Form 8-K. In order to preserve these tax benefits the Rights Agreement has a 4.99% “trigger” threshold that is intended to act as a deterrent to any person or entity seeking to acquire 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Please refer to the Form 8-K and the Rights Agreement for additional detail.

Non-GAAP Financial Measures

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (non-GAAP). Core earnings is a financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses. The Company believes core earnings more accurately reflects the Company’s current business operations of mortgage originations. Core earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings (loss) before income taxes, net earnings (loss) or diluted earnings (loss) per share (EPS) prepared in accordance with GAAP.

Core Earnings (Loss)	Preliminary
(in thousands, except per share data)	Jan - Feb	March	QTD March
	2020	2020	2020
Net earnings (loss) before tax:	$4,734	$(68,992)	$(64,258)

Change in fair value of mortgage servicing rights	8,755	6,539	15,294
Change in fair value of long-term debt	—	(9,036)	(9,036)
Change in fair value of net trust assets, including trust REO gains	—	2,383	2,383
Core earnings (loss) before tax	$13,489	$(69,106)	$(55,617)

Diluted weighted average common shares	21,228	21,228	21,228
Diluted core earnings (loss) per share before tax	$0.64	$(3.26)	$(2.62)

Diluted earnings (loss) per share	0.22	$(3.25)	$(3.03)
Adjustments:
Income tax expense (benefit)	—	—	—
Change in fair value of mortgage servicing rights	0.42	0.30	0.72
Change in fair value of long-term debt	—	(0.42)	(0.42)
Change in fair value of net trust assets, including trust REO gains	—	0.11	0.11
Diluted core earnings (loss) per share before tax	$0.64	$(3.26)	$(2.62)

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations and include information relating to our preliminary financial results for the period ended March 31, 2020. Actual results may differ materially as a result of several factors, including, but not limited to the following: ongoing impact on the U.S. economy and financial markets of the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; unemployment rates; successful development, marketing, sale and financing of new and existing financial products; ability to successfully re-engage in lending activities; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain and maintain financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, , that we do obtain and our expected use of proceeds from any financing; ability to successfully launch and perform loss mitigation services on mortgage loans providing revenue; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions. In addition, actual financial results may differ from the preliminary financial results indicated herein as a result of the completion of our financial statements for the quarter ended March 31, 2020 as well as other risks and uncertainties, including those referenced above. As a result, we can provide no assurance that our results will not be materially different from those preliminary results.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.

Website: http://ir.impaccompanies.com or www.impaccompanies.com